Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113341, 333-13388, 333-119011, 333-129825, 333-149072 and 333-158973, and Form S-3 Nos. 333-122630, 333-127546, 333-128944, 333-132069, 333-133460, 333-137719, 333-142270, 333-145665) of Oclaro, Inc. (formerly known as Bookham, Inc.) of our report dated August 27, 2007, except for Note 17, as to which the date is August 29, 2008 and Note 5, as to which the date is September 4, 2009 with respect to the consolidated financial statements and schedule of Oclaro, Inc., included in this Annual Report (Form 10-K) for the year ended June 27, 2009.
/s/ Ernst & Young LLP
San Jose, California
September 4, 2009